Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRIM

We consent to the use of the Report of Independent Registered Public Accounting Firm dated February 28, 2012, with respect to the financial statements of Millburn Diversified Plus L.P. as of December 31, 2011 and for the period March 24, 2011 (commencement of operations) to December 31, 2011, in the Annual Report on Form N-CSR for LoCorr Managed Futures Strategy Fund for the period ended December 31, 2011.  LoCorr Managed Futures Strategy Fund consolidated Millburn Diversified Plus L.P. in its financial statements for the period ended December 31, 2011 and therefore included Millburn Diversified Plus L.P.’s Report of Independent Registered Public Accounting Firm in the Annual Report on Form N-CSR.

/s/ ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.

Hunt Valley, Maryland
April 26, 2012